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                                                                   EXHIBIT 23.2

The Board of Directors
SpeedFam International, Inc.

  We consent to the use of our reports dated July 3, 1996, included or incorporated by reference in this registration statement on Form S-3 of SpeedFam International, Inc., on the consolidated financial statements and schedules of SpeedFam International, Inc. as of May 31, 1995 and 1996, and for each of the years in the three-year period ended May 31, 1996, and the consolidated financial statements of SpeedFam Co., Ltd. as of April 30, 1995 and 1996, and for each of the years in the three-year period ended April 30, 1996, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
January 27, 1997